NEWS RELEASE

EVEREST RE GROUP, LTD.
c/o ABG Financial & Management Services, Inc.
Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados

Contact:
Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169                                                                                                                                                                                                                                                        For Immediate Release

Everest Re Group Responds to Questions Concerning California Workers Compensation Business

    ST. MICHAEL, Barbados – June 16, 2004 — Everest Re Group, Ltd. (NYSE: RE) reported that in connection with a previously scheduled investor meeting today questions were raised concerning market rumors related to the Company’s contract with American All Risk Insurance Services, Inc. (AARIS). AARIS is the agent that produces the majority of Everest Re Group’s California workers’ compensation business. The Company does not generally respond to rumors but since information was provided at the investor meeting, the Company wanted to disseminate this information:

o	The Company believes it is fairly well known that AARIS has been considering other company affiliations.

o	Everest Re Group has not been a participant in AARIS’s decision-making processes and cannot comment on AARIS’s intentions.

o	Under the AARIS-Everest contract, either party may terminate on 120 days notice. AARIS has not notified the Company of its intent to terminate the contract.

o	The Company has spoken with principals of AARIS on several occasions today, who confirmed, after some initial confusion, that AARIS has been in discussions with other parties but has not signed a binding agreement.

o	In the normal course of its business, Everest Re Group has considered contingency arrangements for writing California workers’ compensation business and will continue to refine and/or implement those plans, as it deems appropriate.

        This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements are subject to risks, uncertainties and other factors, as described in our latest Annual Report on Form 10-K, that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd. provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.